Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-198971) on Form S-8 of IRADIMED CORPORATION of our report dated March 23, 2015, relating to our audit of the financial statements, which appear in this Annual Report on Form 10-K of IRADIMED CORPORATION for the year ended December 31, 2014.

/s/ McGladrey LLP

Orlando, Florida

March 23, 2015